                                                                    EXHIBIT 8(f)

                   FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT

     THIS FEE WAIVER/EXPENSE REIMBURSEMENT AGREEMENT (this "Agreement") is entered into as of the ___ day of _________, 2000, by and between Mercury QA Equity Series, Inc. (the "Corporation") on behalf of each of its series (each a "Fund" and collectively the "Funds") and Mercury Asset Management US, a division of Fund Asset Management, L.P., the investment Adviser and administrator of the Corporation (the "Adviser").

                                   RECITALS:

     WHEREAS, the Corporation on behalf of the Funds and the Adviser are parties to a Management Agreement (the "Management Agreement") dated as of ____________, 2000, pursuant to which the Adviser is entitled to receive for its services to the Funds under the Management Agreement a fee based upon the average daily value of the net assets of each fund at the annual rate set forth on Exhibit A annexed hereto (the "Advisory Fee");

     WHEREAS, the Adviser desires to waive the Advisory Fee to the extent necessary to ensure that the expenses incurred by each class of each Fund will not exceed the amounts set forth on Exhibit B annexed hereto; and

     WHEREAS, shareholders of each Fund will benefit from the ongoing waiver by incurring lower Fund operating expenses than they would absent such waiver.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereto agrees as follows:

     1. Waiver of Advisory Fee; Duration. The Adviser hereby waives the Advisory Fee to the extent necessary to ensure that the expenses incurred by each class of each Fund will not exceed the amounts set forth on Exhibit B annexed hereto. This contractual waiver shall be effective for the Funds' current fiscal year and for each of the two fiscal years thereafter unless the Adviser shall notify the Corporation on behalf of the Funds of the termination of this contractual fee waiver not less than 30 days prior to the end of the then current fiscal year.

     2. Acknowledgments of Adviser. The Adviser hereby acknowledges that the Corporation will rely on this Agreement in preparing a registration statement on Form N-1A and any amendments and supplements thereto and in accruing the Funds' expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Corporation to do so.

     3. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

     4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.


     IN WITNESS WHEREOF, the Adviser and the Corporation have agreed to this Agreement as of the day and year first set forth above.


                              MERCURY ASSET MANAGEMENT US,
                              a division of FUND ASSET MANAGEMENT, L.P.

                                    By: PRINCETON SERVICES, INC.,
                                    General Partner

                                    By: _____________________________
                                         Name:
                                         Title:

                              MERCURY QA EQUITY SERIES, INC.
                              on behalf of all of its series

                              By: ________________________________
                                    Name:
                                    Title:

                                                                       Exhibit A



          Name of Fund                                 Management Fee
          ------------                                 --------------

Mercury QA Large Cap Core Fund.......................... 0.40%
Mercury QA Large Cap Value Fund......................... 0.40%
Mercury QA Large Cap Growth Fund........................ 0.40%
Mercury QA Mid Cap Fund................................. 0.55%
Mercury QA Small Cap Fund............................... 0.55%
Mercury QA International Fund........................... 0.65%

                                                                       Exhibit B


                     Class I    Class A     Class B     Class C
----------------------------------------------------------------
Mercury QA              1.50%       1.75%       2.50%       2.50%
Large Cap Core
Fund
----------------------------------------------------------------
Mercury QA              1.50%       1.75%       2.50%       2.50%
Large Cap
Value Fund
----------------------------------------------------------------
Mercury QA              1.50%       1.75%       2.50%       2.50%
Large Cap
Growth Fund
----------------------------------------------------------------
Mercury QA              1.65%       1.90%       2.65%       2.65%
Mid Cap Fund
----------------------------------------------------------------
Mercury QA              1.65%       1.90%       2.65%       2.65%
Small Cap Fund
----------------------------------------------------------------
Mercury QA              1.75%       2.00%       2.75%       2.75%
International
Fund
----------------------------------------------------------------